Exhibit 4.1

AGREEMENT RELATING TO THE PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK AND SECURITIES PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of January 22, 2024, amends the Pre-Funded Warrant to Purchase Common Stock, dated August 31, 2023, issued by Inhibrx, Inc., a Delaware corporation (the “Company”), to [●] (the “Holder”) and specifies certain registration and other rights of the Holder.

WHEREAS, the Company and the Holder entered into that certain Securities Purchase Agreement, dated August 28, 2023, by and among the Company, the Holder and the other parties thereto (the “Securities Purchase Agreement”);

WHEREAS, pursuant to the Securities Purchase Agreement, on August 31, 2023, the Company issued a pre-funded warrant to purchase [●] shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company to the Holder (the “Existing Warrant”);

WHEREAS, Article 6 of the Securities Purchase Agreement provides the Holder with certain registration rights (the “Existing Registration Rights”);

WHEREAS, on or about the date hereof, the Company, Aventis Inc., a Pennsylvania corporation (“Acquirer”), and Art Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”) entered into an Agreement and Plan of Merger (as such agreement may be amended or modified from time to time, the “Merger Agreement”) that provides for, among other things, the acquisition by Acquirer of the Company following the Distribution (as defined below), through the merger of Merger Sub with and into the Company, with the Company as the surviving company (the “Merger”);

WHEREAS, at the closing of the Merger, the holders of the outstanding shares of the Company’s Common Stock will receive the consideration specified in the Merger Agreement in respect of each issued and outstanding share of Common Stock (the “Merger Consideration”);

WHEREAS, on or about the date hereof, the Company and Ibex SpinCo, Inc. (expected to be renamed Inhibrx Biosciences, Inc.) (“SpinCo”) entered into a Separation and Distribution Agreement (the “Distribution Agreement”) that provides for, among other things, the distribution by the Company to holders of its shares of Common Stock, issued and outstanding shares of common stock of SpinCo (the “Distribution”), with the Company retaining a portion of the issued and outstanding shares of common stock of SpinCo;

WHEREAS, in anticipation of the Distribution and the Merger, the parties desire to amend the Existing Warrant and enter into certain agreements upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Definitions. “Record Date” shall mean the date that the Company will determine record ownership of the Common Stock for purposes of the Distribution.

2.            Amendment to the Existing Warrant and Other Agreements.

(a) Notwithstanding the provisions of the Existing Warrant, including Sections 3(a), 3(c) and 3(d) thereof, (1) in connection with, but not part of, the Distribution, the Holder shall solely be entitled, by virtue of its ownership of the Existing Warrant, to receive a warrant to purchase [●] shares of common stock of SpinCo (“SpinCo Warrant”) (as subject to equitable adjustment as contemplated by the Existing Warrant), which SpinCo Warrant shall otherwise have terms, rights and obligations equivalent to the Existing Warrant (including, for the avoidance of doubt, a limitation on exercise related to the Holder’s beneficial ownership of SpinCo and a nominal “Exercise Price” of $0.0001 per share), and shall not otherwise receive shares of common stock of SpinCo on account of the Existing Warrant, (2) upon consummation of the Merger, by virtue of its ownership of the Existing Warrant, the Holder shall receive only the Merger Consideration to which it would be entitled as a result of the Merger if it held the number of shares of Common Stock for which the Existing Warrant is exercisable immediately prior to the Merger, assuming full exercise of the Existing Warrant on a cashless basis without regard to the Beneficial Ownership Limitation (as defined in the Existing Warrant) and (3) immediately following, and subject to, the consummation of the Merger and the Distribution and Holder’s receipt of the SpinCo Warrant to which it is entitled pursuant to this Agreement, the Existing Warrant will be cancelled with no further action required by the Company, and neither the Company nor the Holder shall have any further rights or obligations thereunder, except that the Holder will have the right to receive the Merger Consideration provided under the Merger Agreement.

(b) To the extent that the Holder exercises all or a portion of the Existing Warrant prior to the closing of the Merger, the number of shares of SpinCo common stock underlying the SpinCo Warrant that the Holder is entitled to receive pursuant to Section 2(a)(1) above will be ratably reduced based on the distribution ratio for the Distribution. The Holder shall be entitled to exercise all or a portion of its Existing Warrant prior to the Record Date (which Record Date the Company agrees shall occur no earlier than fifteen Business Days (as defined below) prior to the Distribution) in accordance with the terms and conditions of the Existing Warrant; provided, that the Holder agrees not to exercise any portion of the Existing Warrant on or after the Record Date.

(c) No later than the time of the Distribution, the Company shall cause SpinCo to enter into an agreement with the Holder containing substantially equivalent registration rights provisions as the Existing Registration Rights (the “SpinCo Registration Rights Agreement”) and relating to shares of common stock of SpinCo held by the Holder or issuable to the Holder pursuant to the exercise of the SpinCo Warrant; provided that (1) the “Filing Date” (as defined in the Existing Registration Rights) under the SpinCo Registration Rights Agreement shall be defined as “No later than 10 Business Days (as defined in the Securities Purchase Agreement) following the Distribution” and (2) the “Effectiveness Date” (as defined in the Existing Registration Rights) under the SpinCo Registration Rights Agreement shall be defined as “as promptly as possible after the filing thereof, but in any event prior to the date which is five days after the receipt of a notification of no-review in the event of no review by the SEC, or 75 days after the Filing Date in the event of a review by the SEC” and (3) technical changes to give effect to the definitions in clauses (1) and (2) of this proviso shall be made in the SpinCo Registration Rights Agreement.

(d) Each of the Holder and the Company will have no rights or obligations under Article 6 of the Securities Purchase Agreement while the Merger Agreement remains in effect.

(e) The Holder and the Company hereby agree that the Securities Purchase Agreement will automatically terminate, and neither the Holder nor the Company shall have any further rights or obligations thereunder, upon the consummation of the Merger.

3.            Cleansing Obligation. On or before 9:00 a.m., New York City time, on February 29, 2024, the Company shall issue one or more press releases and/or file with the Commission a Current Report on Form 8-K or Annual Report on Form 10-K (collectively, the “Disclosure Document”) disclosing all material terms of the Merger and any other material non-public information that the Company or its officers, directors, employees, agents or any other person acting at the direction of the Company has provided to the Holder prior to the filing of the Disclosure Document. Upon the issuance or filing of the Disclosure Document, to the knowledge of the Company, the Holder shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, employees, agents or any other person acting at the direction of the Company, and the Holder shall no longer be subject to any confidentiality or similar obligations under any agreement, whether written or oral, with the Company or any of its affiliates.

4.            Notice of Record Date, Merger and Distribution. The Holder hereby acknowledges that it has received all notice required under the terms of the Existing Warrant with respect to the Merger and the Distribution. The Company hereby agrees to provide notice of the Record Date to the Holder in accordance with the terms of the Existing Warrant.

5.            Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery by the parties hereto. Notwithstanding the foregoing, to the extent that the Merger Agreement is terminated for any reason, the provisions of Section 2 above shall be of no further effect from and after the time the Merger Agreement is terminated, and the Existing Warrant and the Securities Purchase Agreement shall remain in full force and effect, including that Article 6 of the Securities Purchase Agreement shall automatically and immediately be deemed to again be in full force and effect.

6.            Remaining Provisions of the Warrant. Except as expressly provided herein, the provisions of the Existing Warrant shall remain in full force and effect in accordance with their terms and shall be unaffected by this Agreement.

7.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement. Facsimile counterpart signatures to this Agreement will be acceptable and binding.

8.            Governing Law. This Agreement, and the determination of any and all claims arising out of, relating to or in connection with this Agreement, shall in all respects and to the maximum extent permitted by applicable law be governed by the laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

INHIBRX, INC.

By:
Name:
Title:

[NAME OF HOLDER]

By:
Name:
Title:

[Signature Page to Amendment to Pre-Funded Warrant]